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                                                            EXHIBIT 99(a)(1)(iv)

                               LETTER TO BROKERS

                               OFFER TO PURCHASE
                                       BY

                              MBT FINANCIAL CORP.
                   UP TO 1,250,000 SHARES OF ITS COMMON STOCK
                    AT A PURCHASE PRICE OF $18.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 4, 2003, UNLESS THE OFFER IS EXTENDED. MBT FINANCIAL CORP. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                October 30, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     MBT Financial Corp., a Michigan corporation, has appointed us to act as the dealer manager/information agent in connection with its offer to purchase for cash up to 1,250,000 shares of its common shares, no par value, at a price of $18.50 per share, net to the seller in cash, without interest.

     MBT Financial Corp.'s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated October 30, 2003, and in the related letter of transmittal, which as they may be amended and supplemented from time to time, together constitute the tender offer.

     Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if more than 1,250,000 shares are properly tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at MBT Financial Corp.'s expense as soon as practicable following the expiration date.

     MBT Financial Corp. reserves the right, in its sole discretion, to purchase more than 1,250,000 shares pursuant to the tender offer, subject to applicable law.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.

     Upon the terms and conditions of MBT Financial Corp.'s offer, if more than 1,250,000 shares are properly tendered and not properly withdrawn, MBT Financial Corp. will purchase properly tendered shares in the following order:

     - First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined in the Offer to Purchase) who:

      - tenders all shares owned (beneficially or of record) by the odd lot holder (tenders of less than all the shares owned will not qualify for this preference); and

      - completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

     - Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in
       Section 6 of the Offer to Purchase, all other shares properly tendered, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     - Offer to Purchase, dated October 30, 2003;

     - letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;
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     - letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form
       W-9);

     - letter to shareholders of MBT Financial Corp., dated October 30, 2003, from Ronald D. LaBeau, Chairman and Chief Executive Officer of MBT Financial Corp.;

     - notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date;

     - guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     - a Questions and Answers Brochure for your use and for the information of your clients.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on Thursday, December 4, 2003, unless the tender offer is extended.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer. MBT Financial Corp. will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. MBT Financial Corp. will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and letter of transmittal.

     In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below:

          (1) Provide the following so that the depositary receives them before the offer expires:

             - one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase, and

             - one-of (a) a properly completed and executed letter of
               transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in Section 3 of the Offer to Purchase in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in Section 3 of the Offer to Purchase, and

             - any other documents required by the letter of transmittal.

          (2) Comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

     Please call us toll-free at 800-800-4693 should you have any inquiries with respect to the tender offer or need to obtain additional copies of the enclosed material.

                                         Very truly yours,

                                         HOWE BARNES INVESTMENTS, INC.

(Enclosures)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MBT FINANCIAL CORP., THE DEALER MANAGER/ INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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